Exhibit 99.3

UNAUDITED TALLGRASS ENERGY PARTNERS, LP

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

References to we, us or our, refer to Tallgrass Energy Partners, LP and its consolidated subsidiaries (the “Partnership”).

Effective January 1, 2016, we acquired an additional 31.3% membership interest in Tallgrass Pony Express Pipeline, LLC (“Pony Express”) in exchange for cash consideration of $475 million and 6,518,000 common units (valued at approximately $268.6 million based on the December 31, 2015 closing price of our common units) issued to Tallgrass Development, LP (“TD”) for total consideration of approximately $743.6 million, which we refer to as the January 2016 Pony Express Acquisition. We financed the cash portion of the consideration with borrowings under our revolving credit facility. The transaction increases our aggregate membership interest in Pony Express to 98.0%. As part of the transaction, TD granted us an 18 month call option to repurchase the newly issued 6,518,000 common units at a price of $42.50, which we refer to as the TEP Call Right.

Since January 1, 2016, we have issued 1,261,119 common units under our Equity Distribution Agreement for total net cash proceeds of approximately $47.1 million, which were used to reduce borrowings under our revolving credit facility.

On March 29, 2016, TD’s wholly owned subsidiary Rockies Express Holdings, LLC (“REX Holdings”) signed a purchase agreement (the “Purchase Agreement”) with a unit of Sempra U.S. Gas and Power (“Sempra”) to acquire Sempra’s 25% membership interest in Rockies Express Pipeline LLC (“Rockies Express”) for cash consideration of $440 million, subject to adjustment under the Purchase Agreement. The transaction is subject to closing conditions. In addition, a subsidiary of Phillips 66, which owns a 25% membership interest in Rockies Express, has waived its right to purchase its proportionate share of Sempra’s 25% membership interest being sold to REX Holdings, in exchange for Sempra and REX Holdings agreeing to certain modifications to the Rockies Express Limited Liability Company Agreement.

On April 28, 2016, the Partnership announced that TD offered the Partnership the right to assume the rights and obligations of REX Holdings under the Purchase Agreement (the “Assumption”). Terms of the offer have not been finalized, but it is currently expected that, if consummated, the Partnership would assume the right to purchase the membership interest in Rockies Express from Sempra on the terms set forth in the Purchase Agreement.

A conflicts committee of the board of directors of the Partnership’s general partner, consisting solely of independent directors, has been formed and will be evaluating the offer with assistance from external advisors to be engaged by the conflicts committee. The Partnership desires to consummate the Assumption on terms that the conflicts committee and the board of directors of the Partnership’s general partner determine to be fair and reasonable to, and in the best interests of, the Partnership and its unitholders. However, the Assumption has not been finalized at this time and is subject to review, negotiations and approval by the conflicts committee and by the board of directors of the Partnership’s general partner.

The unaudited pro forma condensed consolidated financial statements present the impact on our financial position and results of operations of the January 2016 Pony Express Acquisition, net cash proceeds from the issuance of common units under our Equity Distribution Agreement, and the proposed acquisition of a 25% membership interest in Rockies Express and related financing activities. The unaudited pro forma condensed consolidated financial statements as of and for the year ended December 31, 2015 have been prepared based on certain pro forma adjustments to our audited financial statements set forth in our Annual Report on Form 10-K filed on February 17, 2016 with the Securities and Exchange Commission. The unaudited pro forma condensed consolidated financial statements are qualified in their entirety by reference to such historical consolidated financial statements and related notes contained therein. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes and with the historical consolidated financial statements and related notes thereto.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2015 has been prepared as if the transactions had occurred on that date. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2015 has been prepared as if the transactions had occurred on January 1, 2015. The pro forma adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual results may differ from the pro forma adjustments. Management believes, however, that the assumptions provide a reasonable basis for presenting the significant effects of the transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements may not be indicative of the results that would have actually occurred if we had owned an aggregate 98% membership interest in Pony Express or a 25% membership interest in Rockies Express during the periods presented.

TALLGRASS ENERGY PARTNERS, LP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2015

		Pro Forma Adjustments
	TEP	Pony Express Acquisition and Financing		Rockies Express Acquisition and Financing		TEP Pro Forma
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$1,611	$475,000	(a)	90,009	(d)	$1,611
		(475,000	)(b)	350,655	(e)
				(1,538	)(e)
				(439,126	)(f)
Accounts receivable, net	57,757	—		—		57,757
Other current assets	17,855	—		—		17,855

Total Current Assets	77,223	—		—		77,223
Property, plant and equipment, net	2,025,018	—		—		2,025,018
Goodwill	343,288	—		—		343,288
Intangible asset, net	96,546	—		—		96,546
Investment in unconsolidated affiliate	—	—		439,126	(f)	439,126
Deferred charges and other assets	19,999	45,960	(b)	1,538	(e)	67,497

Total Assets	$2,562,074	$45,960		$440,664		$3,048,698

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities:
Accounts payable	$30,070	$—		$—		$30,070
Accrued and other current liabilities	58,859	—		—		58,859

Total Current Liabilities	88,929	—		—		88,929
Long-term debt	753,000	475,000	(a)	350,655	(e)	1,531,532
		(47,123	)(c)
Other long-term liabilities and deferred credits	5,143	—		—		5,143

Total Long-term Liabilities	758,143	427,877		350,655		1,536,675
Commitments and Contingencies
Equity:
Common unitholders	1,618,766	268,607	(b)	90,009	(d)	2,024,505
		47,123	(c)
General partner	(348,841)	(279,967	)(b)	—		(628,808)

Total Partners’ Equity	1,269,925	35,763		90,009		1,395,697
Noncontrolling interests	445,077	(417,680	)(b)	—		27,397

Total Equity	1,715,002	(381,917)		90,009		1,423,094

Total Liabilities and Equity	$2,562,074	$45,960		$440,664		$3,048,698

TALLGRASS ENERGY PARTNERS, LP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2015

		Pro Forma Adjustments
	TEP	Pony Express Acquisition and Financing		Rockies Express Acquisition and Financing		TEP Pro Forma
	(in thousands, except per unit amounts)
Revenues:
Crude oil transportation services	$300,436	$—		$—		$300,436
Natural gas transportation services	119,895	—		—		119,895
Sales of natural gas, NGLs, and crude oil	82,133	—		—		82,133
Processing and other revenues	33,733	—		—		33,733

Total Revenues	536,197	—		—		536,197

Operating Costs and Expenses:
Cost of sales	75,285	—		—		75,285
Cost of transportation services	53,597	—		—		53,597
Operations and maintenance	53,933	—		—		53,933
Depreciation and amortization	83,476	—		—		83,476
General and administrative	50,195	—		—		50,195
Taxes, other than income taxes	21,796	—		—		21,796

Total Operating Costs and Expenses	338,282	—		—		338,282

Operating Income	197,915	—		—		197,915

Other (Expense) Income:
Interest expense, net	(15,514)	(10,846	)(a)	(695	)(e)	(33,530)
		889	(c)	(7,364	)(e)
Equity in earnings of unconsolidated affiliate	—	—		72,214	(f)	72,214
Other income, net	2,413	—		—		2,413

Total Other (Expense) Income, net	(13,101)	(9,957)		64,155		41,097

Net income	184,814	(9,957)		64,155		239,012
Net income attributable to noncontrolling interests	(24,268)	21,050	(b)	—		(3,218)

Net income attributable to partners	$160,546	$11,093		$64,155		$235,794

Allocation of income to the limited partners:
Net income attributable to partners	$160,546					$235,794
General partner interest in net income	(46,478)					(54,059)

Common and subordinated unitholders’ interest in net income	$114,068					$181,735

Basic net income per common and subordinated unit	$1.95					$2.64

Diluted net income per common and subordinated unit	$1.91					$2.60

Basic average number of common and subordinated units outstanding	58,597					68,793
Diluted average number of common and subordinated units outstanding	59,575					69,771

TALLGRASS ENERGY PARTNERS, LP

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The unaudited pro forma condensed consolidated financial statements present the impact on our financial position and results of operations of our acquisitions of an additional 31.3% membership interest in Pony Express, issuance of common units under the Equity Distribution Agreement, and the potential acquisition of a 25% membership interest in Rockies Express and related financing activities. Our acquisition of an additional 31.3% membership interest in Pony Express in exchange for cash consideration of $475 million and 6,518,000 common units (valued at approximately $268.6 million based on the December 31, 2015 closing price of our common units) issued to TD for total consideration of approximately $743.6 million was effective on January 1, 2016 and the cash consideration was funded primarily through borrowings under our revolving credit facility. The acquisition of a 25% membership interest in Rockies Express for total cash consideration of approximately $439.1 million is expected to be funded through a combination of net cash proceeds from the private issuance of common units and borrowings under our revolving credit facility.

The unaudited pro forma condensed consolidated financial statements as of and for the year ended December 31, 2015 have been prepared based on certain pro forma adjustments to our audited consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2015. The unaudited pro forma condensed consolidated financial statements are qualified in their entirety by reference to such historical consolidated financial statements and related notes contained in those reports. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes and with the historical consolidated financial statements and related notes thereto.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2015 has been prepared as if the transactions and associated financing occurred on that date. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2015 has been prepared as if the transactions and associated financing had occurred on January 1, 2015. The pro forma adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual results may differ from the pro forma adjustments. Management believes, however, that the assumptions provide a reasonable basis for presenting the significant effects of the transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements may not be indicative of the results that would have actually occurred if we had owned a 98% interest in Pony Express and a 25% interest in Rockies Express during the period presented.

The pro forma condensed consolidated financial statements reflect the following transactions associated with the acquisitions and related financing activities undertaken or assumed to be undertaken in connection with the transactions:

•	the effect of financing transactions related to our acquisition of an additional 31.3% membership interest in Pony Express, including (i) additional borrowings under our revolving credit facility to fund the $475 million cash consideration paid, and (ii) the issuance of 6,518,000 limited partner common units issued directly to TD;

•	the effect of our acquisition of an additional 31.3% membership interest in Pony Express effective January 1, 2016, assuming an aggregate membership interest of 98% and no Minimum Quarterly Preference Payment for the year ended December 31, 2015, including the recognition of an 18 month call option granted by TD to repurchase the newly issued units at a price of $42.50;

•	the effect of the issuance of 1,261,119 common units under our Equity Distribution Agreement during the period between January 1, 2016 to April 12, 2016, the proceeds of which were used to reduce borrowings under our revolving credit facility;

•	the effect of financing transactions related to our proposed acquisition of a 25% membership interest in Rockies Express, including (i) the issuance of 2,416,987 common units in a private placement, and (ii) additional borrowings under our revolving credit facility to fund the remaining portion of the $439.1 million cash consideration paid; and

•	the acquisition of a 25% membership interest in Rockies Express, which will be accounted for as an unconsolidated affiliate.

Note 2. Pro Forma Adjustments and Assumptions

(a)	Reflects borrowings of $475 million under our revolving credit facility to fund the acquisition of an additional 31.3% membership interest in Pony Express and an increase in interest expense associated with the borrowings based on our current incremental borrowing rate using a floating 30-day LIBOR rate and a borrowing spread over LIBOR of 1.75%, as well as a net increase in commitment fees paid on the unused capacity under the revolving credit facility. The net increase in commitment fees assumes the $250 million increase in the capacity under our revolving credit facility completed in November 2015 and the $400 million increase in capacity upon exercise of the committed accordion feature on January 4, 2016 were effective January 1, 2015. This increase in commitment fees is partially offset by a reduction associated with the $475 million of incremental borrowings discussed above. We used our current borrowing rate of 2.186%.

The effect of a 0.125% variance in interest rates on pro forma interest expense would have been approximately $0.6 million annually.

(b)	Reflects the acquisition of an additional 31.3% membership interest in Pony Express for cash consideration of $475 million and the issuance of 6,518,000 limited partner common units (valued at approximately $268.6 million based on the December 31, 2015 closing price of our common units) to TD, as well as recognition of a derivative asset valued at $46.0 million representing the 18 month call option granted by TD to repurchase the newly issued units at a price of $42.50. The transaction resulted in a deemed distribution of approximately $280.0 million, which represents the excess purchase price over the net book value of the 31.3% membership interest in Pony Express transferred from TD to TEP.

The pro forma condensed consolidated statement of operations for the year ended December 31, 2015 assumes no net change in the valuation of the call option granted by TD as part of the transaction and assumes net income from Pony Express is allocated pro rata based on our aggregate 98% membership interest with no Minimum Quarterly Preference Payment. Net income as reported for the year ended December 31, 2015 reflects our initial 33.3% membership interest in Pony Express for the full year and our acquisition of an additional 33.3% membership interest for the period from March 1, 2015 to December 31, 2015.

(c)	Reflects net cash proceeds from the issuance of 1,261,119 limited partner common units under our Equity Distribution Agreement at an average price of $37.74 during the period between January 1, 2016 and April 12, 2016, for aggregate net cash proceeds of $47.1 million, which was used to reduce borrowings under the revolving credit facility.

The effect of a 0.125% variance in interest rates on pro forma interest expense would have been approximately $0.1 million annually.

(d)	Reflects proceeds from the private issuance of 2,416,987 common units, for net cash proceeds of $90.0 million, to fund a portion of the acquisition of a 25% membership interest in Rockies Express.

(e)	Reflects borrowings of $350.7 million under our revolving credit facility to fund the acquisition of a 25% membership interest in Rockies Express, as well as the fees associated with the required amendment to increase the total capacity available under the revolving credit facility and an increase in interest expense associated with the borrowings based on our current incremental borrowing rate using a floating 30-day LIBOR rate and a borrowing spread over LIBOR of 1.75%, as well as an increase in commitment fees paid on the unused capacity under the revolving credit facility due to the $250 million increase in the size of the revolving credit facility. We used our current borrowing rate of 2.186%.

The effect of a 0.125% variance in interest rates on pro forma interest expense would have been approximately $0.4 million annually.

(f)	Reflects our acquisition of a 25% membership interest in Rockies Express for total cash consideration of $439.1 million, as adjusted under the Purchase Agreement, at its fair value on the date of acquisition, accounted for under the equity method of accounting, including the associated equity in earnings of Rockies Express. The $440 million consideration was adjusted as follows (in thousands):

Base consideration for 25% membership interest in Rockies Express	$440,000
Plus: Additional consideration if entire 25% membership interest is	2,500

Total consideration for 25% membership interest in Rockies Express	442,500
Plus: Cash contributions received from Sempra	6,788
Less: Cash distributions paid to Sempra	(10,162)

Total purchase price as adjusted under the Purchase Agreement	$439,126

Assumed equity in earnings for the year ended December 31, 2015 includes amortization of a basis difference driven by the difference between the fair value of the investment and the book value of the underlying assets and liabilities on the date of acquisition.

Note 3. Pro Forma Net Income Per Limited Partner Unit

The Partnership’s net income is allocated to the general partner and the limited partners, including the holders of the subordinated units, in accordance with their respective ownership percentages, after giving effect to incentive distributions paid to the general partner. Basic and diluted net income per limited partner unit is calculated by dividing limited partners’ interest in net income, less general partner incentive distributions, by the weighted average number of outstanding limited partner units during the period.

We compute earnings per unit using the two-class method for Master Limited Partnerships as prescribed in the FASB guidance. The two-class method requires that securities that meet the definition of a participating security be considered for inclusion in the computation of basic earnings per unit. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed under the terms of the partnership agreement, regardless of whether the general partner has discretion over the amount of distributions to be made in any particular period, whether those earnings would actually be distributed during a particular period from an economic or practical perspective, or whether the general partner has other legal or contractual limitations on its ability to pay distributions that would prevent it from distributing all of the earnings for a particular period.

We calculate net income available to limited partners based on the distributions pertaining to the current period’s net income. After adjusting for the appropriate period’s distributions, the remaining undistributed earnings or excess distributions over earnings, if any, are allocated to the general partner and limited partners in accordance with the contractual terms of the partnership agreement and as further prescribed in the FASB guidance under the two-class method.

The two-class method does not impact our overall net income or other financial results; however, in periods in which aggregate net income exceeds its aggregate distributions for such period, it will have the impact of reducing net income per limited partner unit. This result occurs as a larger portion of our aggregate earnings, as if distributed, is allocated to the incentive distribution rights of the general partner, even though we make distributions on the basis of available cash and not earnings. In periods in which our aggregate net income does not exceed its aggregate distributions for such period, the two-class method does not have any impact on our calculation of earnings per limited partner unit.

Basic earnings per unit is computed by dividing net earnings attributable to unitholders by the weighted average number of units outstanding during each period, assuming the 10,196,106 limited partner units issued in connection with the financing transactions discussed above were issued on January 1, 2015. Diluted earnings per unit reflects the potential dilution of common equivalent units that could occur if equity participation units are converted into common units.